As filed with the Securities and Exchange Commission on June 8, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

LAKELAND BANCORP, INC.

(Exact name of registrant as specified in its charter)

New Jersey	22-2953275
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

250 Oak Ridge Road, Oak Ridge, New Jersey 07438

(Address of principal executive offices; zip code)

Lakeland Bancorp, Inc. Amended and Restated 2000 Equity Compensation Program

(Full title of the plan)

Roger Bosma

President and Chief Executive Officer

Lakeland Bancorp, Inc.

250 Oak Ridge Road, Oak Ridge, New Jersey 07438

(973) 697-2000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Laura R. Kuntz, Esq.

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, New Jersey 07068

(973) 597-2500

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value	795,270 shares	(1)	$14.83	$11,793,855	$1,389

(1)	Plus such additional shares of common stock as may be issuable pursuant to the anti-dilution provisions of the above-mentioned plan. Registration Statement 333-34296, filed with the SEC on April 7, 2000, is incorporated herein by reference in accordance with General Instruction E to this Registration Statement on Form S-8.
(2)	Pursuant to Rule 457 of the Securities Act of 1933, the proposed maximum offering price per share is estimated solely for the purpose of computing the registration fee and is based on the average of the high and low sale prices of the common stock as reported on the Nasdaq National Market on June 6, 2005.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

In accordance with General Instruction E to this Registration Statement, the contents of Registration Statement on Form S-8 No. 333-34296, filed by us with the SEC on April 7, 2000 (the “Earlier S-8”), are incorporated by reference herein. The Earlier S-8 registered 1,154,730 shares (as adjusted for our stock dividends) of our common stock in connection with our 2000 Equity Compensation Program. (The Earlier S-8 registered 950,000 shares, plus such additional shares as may be issuable pursuant to the anti-dilution provisions of the 2000 Equity Compensation Program. As adjusted for stock dividends after the filing of the Earlier S-8, this number became 1,154,730.) This Registration Statement registers an additional 795,270 shares of common stock in connection with the Amended and Restated 2000 Equity Compensation Program (the “Stock Option Plan”). A total of 1,950,000 shares of common stock, subject to adjustment as described in the Stock Option Plan, has been authorized under the Stock Option Plan.

The SEC allows us to “incorporate by reference” information into this Registration Statement. This means that we can disclose important information to you by referring you to another document filed by us with the SEC. The information we incorporate by reference is considered to be part of this Registration Statement and will automatically be updated and superseded by information that we later file with the SEC. We hereby incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. In addition, we also incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this Registration Statement:

•	our Annual Report on Form 10-K for the year ended December 31, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	our Current Report on Form 8-K filed with the SEC on May 19, 2005; and

•	the description of our common stock contained in Amendment No. 1 to our Registration Statement on Form S-4 (No. 333-111637) filed with the SEC on January 27, 2004.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Lakeland’s Bylaws contain the following provisions regarding indemnification:

“Any person and his or her heirs, executors, or administrators, may be indemnified or reimbursed by the Corporation for reasonable expenses actually incurred in connection with any threatened, pending or completed action, suit or proceeding, civil, administrative, investigative or criminal, in which any of them shall have been made a party by reason of a person being or having been a director, officer, or employee of the Corporation or of any firm, corporation, or organization which that person served in any such capacity at the request of the Corporation; provided, that person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and with respect to criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful and, provided further, that no such person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding which has been made the subject of a compromise settlement except with the approval of a court of competent jurisdiction, or the holders of record of a majority of the outstanding shares of the Corporation, or the Board of Directors, acting by vote of Directors not parties to the same or substantially the same action, suit, or proceeding constituting a majority of the whole number of Directors. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such a person and his or her heirs, executors, or administrators may be entitled as a matter of law.

The Corporation may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its Directors, officers, and other employees to the extent that such indemnifications are allowed in the preceding paragraph. Such insurance may, but need not, be for the benefit of all Directors, officers, or employees.”

Section 14A:3-5(2) of the New Jersey Business Corporation Act (the “Act”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a corporate agent (i.e., a director, officer, employee or agent of the corporation or a director, officer, trustee, employee or agent of another related corporation or enterprise), against reasonable costs (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that the conduct was unlawful.

Section 14A:3-5(3) of the Act empowers a corporation to indemnify a corporate agent against reasonable costs (including attorneys’ fees) incurred by him or her in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of the fact that he or she is or was a corporate agent, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court of New Jersey or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 14A:3-5(4) of the Act provides that to the extent that a corporate agent has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) incurred by him or her in connection therewith. Section 14A:3-5(8) provides that the indemnification provided for by Section 14A:3-5 shall not be deemed exclusive of any rights to which the indemnified party may be entitled, with certain exceptions. Section 14A:3-5(9) empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or expenses incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities and expenses under Section 14A:3-5.

Lakeland’s Certificate of Incorporation contains the following provisions regarding certain limitations on the liability of directors and officers:

“A director or an officer of the corporation shall not be personally liable to the corporation or its shareholders for the breach of any duty owed to the corporation or its shareholders except to the extent than an exemption from personal liability is not permitted by the New Jersey Business Corporation Act. Any expenses incurred by a director or officer of the corporation in connection with a proceeding involving the director or officer may be paid by the corporation in advance of final disposition of the proceeding, provided the director or officer undertakes to repay such amount unless it shall ultimately be determined that he or she is entitled to indemnification.”

Lakeland currently maintains directors’ and officers’ liability coverage which will insure Lakeland’s directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1 The Registrant’s Restated Certificate of Incorporation (which includes the amendment to the Certificate of Incorporation approved at Lakeland Bancorp, Inc.’s 2005 Annual Meeting of Shareholders).

4.2 The Registrant’s Bylaws are incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003.

5.1	Opinion of Lowenstein Sandler PC.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Lowenstein Sandler PC (included in Exhibit 5.1).

24.1	Power of Attorney.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Oak Ridge, State of New Jersey, on the 8th day of June, 2005.

LAKELAND BANCORP, INC.

By:	/s/ Roger Bosma
Roger Bosma President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Roger Bosma	President and Chief Executive Officer	June 8, 2005
Roger Bosma

/s/*	Director	June 8, 2005
Bruce G. Bohuny

/s/*	Director	June 8, 2005
Mary Ann Deacon

/s/*	Director	June 8, 2005
John W. Fredericks

/s/*	Director	June 8, 2005
Mark J. Fredericks

/s/*	Director	June 8, 2005
George H. Guptill, Jr.

/s/*	Director	June 8, 2005
Janeth C. Hendershot

/s/*	Director	June 8, 2005
Paul P. Lubertazzi

/s/*	Director	June 8, 2005
Robert E. McCracken

/s/*	Director	June 8, 2005
Robert B. Nicholson, III

/s/*	Director	June 8, 2005
Joseph P. O’Dowd

/s/*	Director	June 8, 2005
Charles L. Tice

/s/*	Director	June 8, 2005
Stephen R. Tilton, Sr.

/s/*	Director	June 8, 2005
Paul G. Viall, Jr.

/s/*	Director	June 8, 2005
Arthur L. Zande

/s/ Joseph F. Hurley	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 8, 2005
Joseph F. Hurley

*By:	/s/ Roger Bosma
Roger Bosma
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
4.1	Registrant’s Restated Certificate of Incorporation (which includes the amendment to the Certificate of Incorporation approved at Lakeland Bancorp, Inc.’s 2005 Annual Meeting of Shareholders)

4.2	Registrant’s Bylaws (incorporated by reference)

5.1	Opinion of Lowenstein Sandler PC

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Lowenstein Sandler PC is included in Exhibit 5.1

24.1	Power of Attorney